Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 22, 2014

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION POSTS QUARTERLY LOSS

CAUSED BY CONTINUING ISSUES WITH TWO LOANS

BILOXI, MS (October 22, 2014)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $1,799,000 for the quarter ended September 30, 2014, due primarily to continuing issues with two loans, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

“As a result of receiving new appraisals, Management updated its evaluation of the collateral value relating to two previously impaired loans. This updated evaluation caused the bank to provide an additional $1,700,000 loan loss provision for one out-of-area residential development loan and subsequently charge off $1,875,000 in principal on this loan. Furthermore, the bank recorded a supplemental loan loss provision of $2,100,000 and charged off accrued interest of $161,000 for a previously reported troubled debt restructured credit that was placed on nonaccrual status during the third quarter of 2014,” said Swetman.

“The fundamental business of our bank remains solid,” said Swetman. “Because of our updated evaluation of the residential development outside our area, we had no choice but to write down the loan, and prudent business judgment dictated that we move the second loan to nonaccrual status,” he added.

These actions contributed to the total provision for loan losses of $3,541,000 during the third quarter, compared to $542,000 for the same period in 2013. As of September 30, 2014, the total allowance for loan losses was $11,010,000, which represented 3.07% of total loans outstanding.

Earnings per weighted average common share for the third quarter of 2014 showed a net loss of $.35 compared to net earnings of $.18 per weighted average common share in the same period of 2013. Losses and earnings per share figures are based on weighted average common shares outstanding of 5,123,186 for the three months ended September 30, 2014 and September 30, 2013.

The most recent charges resulted in a net loss of $885,000 for the nine months ended September 30, 2014, compared to net earnings of $345,000 for the same period the year before.

The holding company’s primary capital ratio stood at 14.77% at the end of the third quarter of 2014, compared to 14.04% at the end of the same period in 2013.

Founded in 1896, with $753 million in assets as of September 30, 2014, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net interest income	$4,896	$5,431	$15,855	$16,230
Provision for loan losses	3,541	542	4,615	4,619
Non-interest income	2,079	2,306	6,576	6,838
Non-interest expense	6,487	6,414	20,279	19,040
Income taxes	(1,254)	(105)	(1,578)	(936)
Net income	(1,799)	886	(885)	345
Earnings per share	(.35)	.18	(.17)	.07

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Allowance for loan losses, beginning	$9,434	$12,150	$8,934	$8,857
Recoveries	279	310	493	458
Charge-offs	(2,244)	(1,306)	(3,032)	(2,238)
Provision for loan losses	3,541	542	4,615	4,619

Allowance for loan losses, ending	$11,010	$11,696	$11,010	$11,696

ASSET QUALITY

	September 30,
	2014	2013
Allowance for loan losses as a percentage of loans	3.07%	2.95%
Loans past due 90 days and still accruing	$1,278	$303
Nonaccrual loans	33,451	45,595

PERFORMANCE RATIOS (annualized)

	September 30,
	2014	2013
Return on average assets	(.15%)	.06%
Return on average equity	(1.17%)	.43%
Net interest margin	3.32%	3.03%
Efficiency ratio	114%	103%
Primary capital	14.77%	14.04%

BALANCE SHEET SUMMARY

	September 30,
	2014	2013
Total assets	$753,270	$796,523
Loans	358,192	396,422
Securities	285,989	313,202
Other real estate (ORE)	9,710	9,426
Total deposits	449,704	462,964
Total federal funds purchased	120,774	147,630
Shareholders’ equity	102,373	102,131
Book value per share	19.98	19.94
Weighted average shares	5,123,186	5,130,811